                                                                   EXHIBIT 10.12





                               February 17, 1999




Mr. Scott Blum
c/o Imusic, Inc.
516 East Harrison
Seattle, Washington 98102

      Re:   Bonus Agreement

Dear Scott:

      Effective as of the date of this letter, you have entered into that certain Employment Agreement ("Employment Agreement") with Imusic, Inc., a Washington corporation ("Imusic"), which sets forth the terms and conditions pursuant to which you will provide your employment services to Imusic and The Ultimate Band List, LLC, a California limited liability company ("UBL"). In order to induce you to enter into the Employment Agreement, UBL hereby agrees to pay cash payments (the "Bonus Payments") in an amount equal to the quotient of
(i) any accrued interest with respect to one or more Secured Promissory Notes (each, a "Note") executed by you in connection with that certain Contingent Loan Agreement (the "Loan Agreement") made as of February __, 1999, by and between you and UBL divided by (ii) one less the sum of (A) your marginal federal income tax rate (expressed as a decimal) in the tax year of such interest payment plus
(B) your marginal state income tax rate (expressed as a decimal) then in effect, net of any tax benefit received from the deductibility of such state tax liability against your federal income tax liability, if any. UBL shall deduct and withhold all required federal and state income and employment taxes from each Bonus Payment.

      The Bonus Payments shall be made no earlier than ten (10) days from the due date of the applicable interest payment as provided in each Note. UBL, at its option, may offset the Bonus Payments against any interest payments due and payable to UBL or the then current holder under each Note.

      Notwithstanding the foregoing, so long as there shall exist an Event of Default (as such term is defined in the Loan Agreement), UBL shall not be obligated to make any Bonus

Mr. Scott Blum
February __, 1999
Page 2


Payment, provided, however, UBL's failure to pay any Bonus Payment hereunder shall not constitute an Event of Default pursuant to Section 7(a)(i) of the Loan Agreement.

     You hereby acknowledge and agree that your employment with Imusic is governed by the Employment Agreement, and this letter shall not confer upon you any right to employment or continuance of the performance of services for UBL or Imusic or any affiliated entity. Accordingly, the provisions of the Employment Agreement shall remain in full force and effect, unmodified hereby.

     If you agree to the foregoing, please counter-execute this letter below and return the same to the undersigned, whereupon this letter shall be binding upon you and UBL. No right or obligation referred to herein or created herein shall be assignable. This letter may be executed in counterparts, each of which shall be an original and all of which taken together shall constitute one and the same letter.

                                   Sincerely,

                                   THE ULTIMATE BAND LIST, LLC, a
                                   California limited liability company



                                   By:
                                      --------------------------------------
                                   Name:
                                        ------------------------------------
                                   Its:      Co-Chief Executive Officer


AGREED AND ACCEPTED:
Dated: February __, 1999


----------------------------
Scott Blum